Exhibit

99.1

DTE Energy board of directors elects Jerry Norcia as CEO;
Gerry Anderson elected executive board chairman
Longtime working relationship ensures a seamless, successful transition

DETROIT, June 24, 2019 — DTE Energy President and Chief Operating Officer Jerry Norcia will become president and chief executive officer beginning July 1. Norcia succeeds Gerry Anderson, who will serve as executive chairman of the board and continue as a full-time employee of the company.

The DTE Energy board of directors elected Norcia to the post June 23.

“Jerry Norcia and I have worked closely together for more than 15 years. He is a great business leader with a big heart for our people and our communities. One of the most important responsibilities of a CEO is to, at some point, hand off the job to a great successor at the right time. I’m confident I’m doing that,” said Anderson.

Norcia has served as DTE Energy president and chief operating officer since 2016, responsible for strategic oversight and operations of the electric and gas utilities, and the two large non-utility businesses.

He joined the company in 2002 as president of the Gas Storage and Pipelines business. He has also held the positions of president of DTE Gas and DTE Electric prior to his current role. As president and COO, Norcia assumed increasing responsibility for key business functions over the last few years. [Read Jerry Norcia’s full bio here.]

“I’m grateful for the confidence that Gerry and the Board have in me to lead this company through such an exciting and transformative time in the energy industry,” said Norcia. “DTE’s top priorities remain the same: to be a great energy company, to continue to foster a world-class employee engagement culture, to drive customer service excellence, to be a force for good in our communities and to deliver distinctive shareholder returns.

“I also want to thank Gerry for his mentorship and support since joining DTE Energy. In his decade leading DTE, Gerry transformed our culture, drove a highly-successful growth agenda, and put us on a path to reduce carbon emissions more than 80 percent in a way that also supports customer reliability and affordability. He readied DTE for long-term success, and I look forward to building on the strong foundation he’s set,” Norcia added.

Anderson joined DTE in 1993 and held various senior executive leadership roles throughout the enterprise until being named president in 2004, CEO in 2010 and chairman in 2011. [Read Gerry Anderson’s full bio here.]

As executive chairman, Anderson will serve as an advisor to Norcia on business issues and will focus on DTE’s community, political and broader industry roles. He will continue his leadership in the Detroit Regional CEO Group, the recently created Detroit Regional Partnership, the Detroit Economic Club, Business Leaders for Michigan (BLM) and the Edison Electric Institute. Anderson also chairs several non-profit organizations.

“This change is part of a multiyear succession plan and we are unanimously confident in Jerry Norcia’s leadership and vision,” said Ruth Shaw, lead independent director of the board. “On behalf of the board, I thank Gerry for leading us through such a transformative decade and congratulate Jerry on his new role.”

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About DTE Energy
DTE Energy (NYSE: DTE) is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. Its operating units include an electric company serving 2.2 million customers in Southeastern Michigan and a natural gas company serving 1.3 million customers in Michigan. The DTE portfolio includes energy businesses focused on power and industrial projects, renewable natural gas, natural gas pipelines, gathering and storage, and energy marketing and trading. As an environmental leader, DTE will reduce carbon dioxide and methane emissions by more than 80 percent by 2040 to produce cleaner energy while keeping it safe, reliable and affordable. DTE is committed to being a force for good in the communities where it serves through volunteerism, education and employment initiatives, philanthropy and economic progress. Information about DTE is available at dteenergy.com, empoweringmichigan.com, twitter.com/dte_energy and facebook.com.

For further information, members of the media may contact:
Paula Silver, DTE Energy, 313.235.5555